EXHIBIT 99.2
Salton, Inc. Receives Notice of Termination of Merger Agreement
LAKE FOREST, Ill.—August 1, 2007—Salton, Inc. (NYSE:SFP) announced today that it has received from APN Holding Company, Inc. written notice of termination of the merger agreement dated February 7, 2007 between Salton and APN Holdco. This wrongful termination confirms Salton’s belief that APN Holdco has, for some time, not acted in good faith, and Salton intends to vigorously pursue its claims and remedies against APN Holdco, its affiliates and representatives.
William Lutz, Salton’s Chief Executive Officer and Chief Financial Officer, said “While we are disappointed with APN Holdco’s actions, our management and board is actively pursuing a number of operational and strategic options to improve our liquidity position and our financial performance. In this regard, we have entered into an interim amendment to our senior credit facility which extends the repayment date on all of our outstanding overadvances to August 6, 2007, while we are actively engaged in discussions with our senior lender to secure a further extension and additional support. In addition, with the assistance of Leon Dreimann, our former chief executive officer, we continue to work closely with our suppliers to provide our customers with high quality and innovative products.” Mr. Lutz concluded that “we believe that our strong relationships with our customers and suppliers will allow us to implement our current business initiatives as we continue to explore strategic alternatives, which may include discussions with APN Holdco and other third parties.”
About Salton, Inc.
Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as George Foreman ® , Toastmaster ® , Melitta ® , Russell Hobbs ® , and Farberware ® . It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salton undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.